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                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                            SUPPLEMENTARY TERM (STR)

1. WHAT IS THE BENEFIT FOR THIS RIDER? On the issue date of the policy, the Term Insurance Benefit is the amount you specified in the application. The initial Term Insurance Benefit is shown on the Policy Data Page. The initial Term Insurance Benefit when added to the initial face amount of the Base Policy equals the initial Target Face Amount, which is also shown on the Policy Data Page.

     We will pay the Term Insurance Benefit to the Beneficiary promptly when we have proof that the Insured died while this rider was in effect.

2. DOES THE AMOUNT OF INSURANCE UNDER THIS RIDER CHANGE? Yes, the Term Insurance Benefit is automatically adjusted on each Monthly Deduction Day to reflect any increases or decreases in the Life Insurance Benefit. Increases and decreases in the Life Insurance Benefit are described in
     Section 1.3 of the Policy. On each Monthly Deduction Day, other than the first Monthly Deduction Day, the Term Insurance Benefit will automatically be set in accordance with one of the following Life Insurance Benefit Options that is in effect on the Policy:

     Option 1: This option provides that the Term Insurance Benefit will automatically be set to equal the Target Face Amount minus the Life Insurance Benefit amount.

     Option 2: This option provides that the Term Insurance Benefit will automatically be set to equal the Target Face Amount plus the cash value minus the Life Insurance Benefit amount.

     Option 3: This option provides that the Term Insurance Benefit will automatically be set to equal the Target Face Amount plus the Adjusted Total Premium minus the Life Insurance Benefit amount.

     The Term Insurance Benefit will not be automatically adjusted to an amount below zero.

     If the Policy's Life Insurance Benefit changes for any reason other than as stated in Section 1.3 of the Policy, the Term Insurance Benefit of this rider will not be changed. Instead, a corresponding increase or decrease resulting from the change in the Policy's Life Insurance Benefit will be made to the Target Face Amount.

     You can also request an increase or decrease in the Term Insurance Benefit under this rider at any time. In this case, a corresponding change will be made to the Target Face Amount.

     Any requested decrease to the Target Face Amount will first be taken from the Term Insurance Benefit and then, if necessary, the Policy's Life Insurance Benefit, unless indicated otherwise in your request.

     Evidence of insurability, satisfactory to us, must be furnished any time there is an increase in the Target Face Amount.













300-900

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                            SUPPLEMENTARY TERM (STR)
                                   (CONTINUED)

3. WILL A PARTIAL SURRENDER FROM THE POLICY AFFECT THIS RIDER? Yes, when you take a partial surrender from the Policy, the Cash Value of the policy will be reduced by the amount of the surrender. The surrender will be made on a pro-rata basis from the Fixed Account and/or Investment Divisions, unless you indicate otherwise. If the portion of your request for partial surrender from the Fixed Account or the Investment Division is greater than the amount in the Fixed Account and/or Investment Division, we will pay you the entire value of the Fixed Account and/or Investment Division.

     For policies where Life Insurance Benefit Option 1 is in effect, the Target Face Amount will be reduced by the difference between;
     (a)  the amount of the surrender; and
     (b)  the greater of:
          (i) the cash value of the policy immediately prior to the surrender, minus the Target Face Amount of the Policy divided by the applicable percentage, as shown on Policy Data Page 2.2, for the Insured's age at the time of surrender, or
          (ii) zero.

     Any decrease in the Target Face Amount caused by payment of this benefit will first be applied against this rider's Term Insurance Benefit and then, if necessary, it will be applied against the Face Amount of the base policy.

     If the Term Insurance Benefit of this rider is reduced to zero as a result of a partial surrender, this rider will end.

     For policies where Life Insurance Benefit Option 2 is in effect, only the cash value will be reduced as a result of partial surrender. The Target Face Amount is not reduced.

     For policies where Life Insurance Benefit Option 3 is in effect, the Target Face Amount will be reduced by the difference between:
     (a) the amount of the surrender, less the Adjusted Total Premium amount immediately prior to the surrender; and
     (b)  the greater of:
          (i) the cash value of the policy immediately prior to the surrender, less the Adjusted Total Premium, minus the Target Face Amount divided by the applicable percentage, as shown on Policy Data Page 2.2, for the Insured's age at the time of the surrender, or
          (ii) zero.

     Any decrease in the Target Face Amount caused by payment of this benefit will first be applied against this rider's Term Insurance Benefit and then, if necessary, it will be applied against the Face Amount of the base policy.

     If the Term Insurance Benefit of this rider is reduced to zero as a result of a partial surrender, this rider will end.

4. DOES THIS RIDER CONTINUE IF THE TERM INSURANCE BENEFIT EQUALS ZERO? If, on a Monthly Deduction Day, the Term Insurance Benefit is automatically reduced to zero, for reasons other than a partial surrender or a request to terminate the rider, the rider will still remain in force. If the policy's Life Insurance Benefit subsequently decreases as described in Section 1.3 of the Policy, the Term Insurance Benefit will again be adjusted based on the Life Insurance Benefit Option specified.










                                     00900-2

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                            SUPPLEMENTARY TERM (STR)
                                   (CONTINUED)


5. WHAT IS THE COST OF INSURANCE FOR THIS RIDER? The monthly Cost of Insurance for this rider will be deducted from the Policy cash value on each Monthly Deduction Day. The Cost of Insurance will be based on the amount of the Term Insurance Benefit as determined on each Monthly Deduction Day and the Cost of Insurance rates in effect at that time. The Cost of Insurance rates will be based on the duration of the policy and each Insured's most recent underwriting class. For increases in the Term Insurance Benefit which resulted in an increase in the Target Face Amount, the Cost of Insurance rates are based on the duration since the increase and each Insured's underwriting class at the time the increase took effect. The Cost of Insurance rates for this rider will be set by us, in advance, at least once each year. Any change in Cost of Insurance rates will be made on a uniform basis for all Insureds in the same class. The Cost of Insurance rates are guaranteed to never exceed the rates shown in the Table of Maximum Cost of Insurance Rates for this rider which is included among the Policy Data pages.

6. ARE THERE OTHER MONTHLY CHARGES FOR THIS RIDER? A monthly Per Thousand Face Amount charge, as indicated on the Policy Data Page, is deducted from the policy's Cash Value, on each Monthly Deduction Day.

7. ARE THERE AMOUNT LIMITATIONS ON THE TARGET FACE AMOUNT, THE POLICY LIFE INSURANCE BENEFIT AND THE TERM INSURANCE BENEFIT? The following amount limitations apply under this rider. These limits do not apply to changes in the Policy's Life Insurance Benefit made in accordance with Section 1.3 of the Policy or the resulting changes made to the Term Insurance Benefit.

     (a) The Target Face Amount cannot be decreased to an amount below $1,000,000 unless the decrease is due to a partial surrender under the policy. If a partial surrender would cause the policy base Face Amount plus the face amount of any Supplementary Term Rider attached to this contract to fall below $500,000, we reserve the right to require a full surrender.

     (b) The policy's life insurance benefit cannot be decreased to an amount below $250,000.

     (c) The Term Insurance Benefit cannot exceed 9 times the base policy Face Amount. No increase in the Term Insurance Benefit will be permitted that would cause the limitations in (a) or (b) above not to be met.

     If you request a change that would cause the limitations stated in (a) or
     (b) not to be met (except due to a partial surrender), you will be notified

8. DOES THIS RIDER HAVE CASH OR LOAN VALUE? The term insurance provided by this rider does not have cash or loan values.

9. IS THIS RIDER PART OF THE CONTRACT? This rider, when paid for, is made part of the policy, based on the application for the rider.

10. ARE ANY RIDERS NOT AVAILABLE WITH THIS RIDER? The Guaranteed Minimum Death Benefit Rider is not available when this rider is in effect.













                                     00900-3

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                            SUPPLEMENTARY TERM (STR)
                                   (CONTINUED)


13. MAY WE CONTEST THIS RIDER? We will not contest this rider after it has been in force during the lifetime of the Insured for 2 years from the date of issue of this rider.

     We will not contest the amount of any increase in the Term Insurance Benefit after this additional term insurance has been in force during the lifetime of the Insured for 2 years from the effective date of the increase.

     However, if the increase in the Term Insurance Benefit is the result of a corresponding decrease in the Life Insurance Benefit of the base policy in order to equal the Target Face Amount, no new contestable period will apply to this insurance.

14. DOES THIS RIDER COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane, within 2 years of the date of issue of this rider, is not covered by this rider. In that event, any monthly costs that were deducted for this rider will be part of any amount payable because of the Insured's death.

     For any increase in the Term Insurance Benefit under this rider resulting from an increase in the Target Face Amount, the 2-year suicide exclusion period will be measured from the effective date of the increase.

     However, if the increase in the Term Insurance Benefit under this rider is the result of a corresponding decrease in the Life Insurance Benefit of the base policy in order to equal the Target Face Amount, no new suicide exclusion period will apply to this insurance.

15. WHAT IS THIS RIDER'S DATE OF ISSUE? This rider must be issued at the same time as the policy. Both the rider and the Policy will have the same date of issue.

16. WHEN DOES THIS RIDER END? You can cancel this rider by sending us your signed notice. This rider will end on the Monthly Deduction Day on or next following the date we receive your request. Once this rider is cancelled, all coverage under this rider ends and the rider cannot be reinstated. This rider also ends if the policy ends or is surrendered. However, this rider can end without the policy also ending.

     This rider also ends on the Policy Anniversary on which the Insured is age
     95. At that time, the Term Insurance Benefit under this rider will automatically convert to insurance under the base policy. There will be no additional charge for this conversion, all coverage under this rider ends, and the rider cannot be reinstated.


                                                        NEW YORK LIFE INSURANCE
                                                        AND ANNUITY CORPORATION




[SIG]                                                           [SIG]
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           Secretary                                             President








                                     00900-4